NeuroPace Reports Third Quarter 2023 Financial Results and Increases Full Year 2023 Revenue Guidance

Third quarter 2023 revenue of $16.4 million, an increase of 47% year-over-year

Full-year revenue guidance increased to $62.5-$63.5 million, up from $59-$61 million

Cash burn reduced to $2.2 million in the third quarter of 2023, relative to $4 million in the second quarter of 2023

Mountain View, Calif. – November 6, 2023 – NeuroPace, Inc. (Nasdaq: NPCE), a commercial-stage medical device company focused on transforming the lives of people living with epilepsy, today reported financial results for the third quarter ended September 30, 2023.

Recent Highlights
•Achieved total revenue of $16.4 million for the third quarter of 2023, representing a 47% increase over the third quarter of 2022
•Reduced cash burn to $2.2 million, down from $4 million in the second quarter and $9.8 million in the first quarter, further extending cash runway
•Implanted first patients with the RNS System in the community setting as part of the Project CARE initiative
•On track to complete enrollment in the NAUTILUS trial for generalized epilepsy in Q1 2024
•Received FDA approval of the Tablet Remote Monitor (TRM), which simplifies patients’ experience through seamless transfer of data to the clinician
•Launched the next generation nSight platform, the secure online portal that streamlines the clinicians’ review of patient data to further optimize care

“In the third quarter, NeuroPace achieved strong revenue and cashflow performance and demonstrated progress in its market penetration efforts, as well as its market development, product, and clinical initiatives,” said Joel Becker, Chief Executive Officer of NeuroPace. “Encouraged by continued revenue growth and improved operating margins, we feel confident further raising full year 2023 revenue guidance and believe that given our revenue growth, gross margin execution and operating expense discipline, we have sufficient cash to fund our planned operations into 2026. That confidence is bolstered by utilization and adoption of the RNS System within our existing comprehensive epilepsy center, or CEC, customers and the continued strength of our partnership with DIXI Medical. Beyond revenue performance, we are encouraged by our first RNS implants in the community setting, as part of our CARES program, and look forward to continuing to expand access to our RNS System to the additional 1,800 epileptologists and additional functional neurosurgeons, but most importantly, to patients in the community setting for treatment. We also launched two improvements to our RNS System, the tablet remote monitor and the nSight platform, both reflecting our commitment to streamlining care for both clinicians and patients, especially as we look to expand beyond CECs. Finally, we have continued to make progress around our enrollment efforts in our NAUTILUS trial in pursuit of expansion into generalized epilepsy and remain on track to complete enrollment in Q1 2024. Taken together, our strong financial performance, market expansion initiatives, product enhancements, and clinical progress all position NeuroPace to exit 2023 on a high note and build momentum heading into 2024.”

Third Quarter 2023 Financial Results
Total revenue for the third quarter of 2023 was $16.4 million, representing growth of 47% compared to $11.2 million for the third quarter of 2022 and as expected, down slightly compared to $16.5 million in the second quarter of 2023 due to the anticipated decline in replacement revenue as patients complete their transition to the longer-lasting device, as well as seasonality. Third quarter results were driven primarily by initial implants, as the Company continues to focus on utilization and adoption of the RNS System by physicians in treating new patients. The Company also continues to generate meaningful revenue from DIXI Medical products. Replacement implant revenue represented approximately 3% of total revenue in the third quarter.

Gross margin for the third quarter of 2023 was 74.5% compared to 71.4% in the third quarter of 2022 and 72.5% in the second quarter of 2023. This improvement was primarily due to the increase in RNS products produced and sold, as fixed manufacturing overhead costs were spread across more units. The increase in RNS gross margin was partially offset by the previously-communicated lower gross margin associated with the distribution of DIXI Medical products.

Total operating expenses in the third quarter of 2023 were $18.2 million compared with $18.2 million in the same period of the prior year. Consistent with prior quarters this year, operating expenses as a percentage of revenue were lower for both R&D and SG&A. NeuroPace remains focused on appropriate resource allocation and cash management and remains committed to effectively managing operating expenses without compromising revenue growth.

R&D expense in the third quarter of 2023 was $4.8 million compared with $5.6 million in the same period of 2022. This decrease was primarily due to a decrease in expenses for clinical studies and an increase in grant funding, which is recognized as a reduction in research and development expenses.

SG&A expense in the third quarter of 2023 was $13.4 million compared with $12.6 million in the prior year period. This increase was primarily due to an increase in personnel-related expenses, driven by an increase in sales-based variable compensation as a result of the increase in revenue compared to the prior year period, as well as an increase in sales, sales support, and marketing expenses including expenses associated with distributing DIXI Medical products. These increases were partially offset by reduced general and administrative expenses, primarily outside services and insurance.

Net loss was $7.3 million for the third quarter of 2023 compared with $11.8 million in the third quarter of 2022. Interest expense in the third quarter of 2023 was $2.2 million, compared to $1.9 million in the prior year period. Loss from operations was $6 million in the third quarter of 2023 compared with $10.2 million in the prior year period.

Cash and short-term investments balance as of September 30, 2023, was $61.3 million. Long-term borrowings totaled $55.9 million as of September 30, 2023, with the full principal due on September 30, 2025. Total cash burn in the third quarter of 2023 was $2.2 million, a reduction from $4 million in the second quarter of 2023 and $9.8 million in the first quarter of 2023.

Full Year 2023 Financial Guidance
•Increased total revenue guidance to range between $62.5 million and $63.5 million, representing growth of 37% to 39% over 2022, as compared to previous guidance of $59 million to $61 million at the end of the second quarter of 2023
•Increased gross margin to range between 71% and 73%, as compared to prior guidance of 70% to 72%
•Revised total operating expenses to range between $75 million and $76 million, as compared to prior guidance of $75 million to $77 million, including $9 million to $10 million of non-cash expenses

NeuroPace continues to expect revenue growth to be primarily driven by increasing adoption and utilization of its RNS System and the full year impact of the sale of DIXI Medical stereo EEG products, partially offset by continuing decline in revenue from replacement device implants. By the end of 2023, NeuroPace expects substantially all of the prior generation RNS devices to have been replaced and the transition to the third generation RNS System, with an extended battery life, to be largely complete. Given its revenue growth, gross margin performance and operating expense results, the Company believes it has sufficient capital to fund its planned operations into 2026.

Webcast and Conference Call Information
NeuroPace will host a conference call to discuss the third quarter 2023 financial results after market close on Monday, November 6, 2023, at 4:30 P.M. Eastern Time.

Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at https://edge.media-server.com/mmc/p/vv65yu7h. Individuals interested in participating in the call via telephone may access the call by dialing +1-877-407-3982 and referencing Conference ID 13741426. The webcast will be available for replay for at least 90 days after the event.

About NeuroPace, Inc.
Based in Mountain View, Calif., NeuroPace is a commercial-stage medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements
In addition to background and historical information, this press release contains “forward-looking statements” based on NeuroPace’s current expectations, forecasts and beliefs, including among other things, the statements related to clinical trial enrollment, financial guidance, replacement of prior generation RNS devices, commercial strategy, execution, expansion, operational performance, and growth, above. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the risks and uncertainties described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023 and its Quarterly Report on Form 10-Q for the period ended September 30, 2023 to be filed with the SEC, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.

Investor Contact:
Jeremy Feffer
Managing Director
LifeSci Advisors
jfeffer@lifesciadvisors.com

NeuroPace, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Revenue	$16,427	$11,157	$47,409	$32,731
Cost of goods sold	4,194	3,192	12,832	9,041
Gross profit	12,233	7,965	34,577	23,690
Operating expenses
Research and development	4,795	5,611	15,401	16,857
Selling, general and administrative	13,388	12,553	41,299	37,768
Total operating expenses	18,183	18,164	56,700	54,625
Loss from operations	(5,950)	(10,199)	(22,123)	(30,935)
Interest income	769	423	2,228	778
Interest expense	(2,191)	(1,906)	(6,281)	(5,588)
Other income (expense), net	115	(103)	(580)	(191)
Net loss	$(7,257)	$(11,785)	$(26,756)	$(35,936)
Net loss per share attributable to common stockholders, basic and diluted	$(0.28)	$(0.48)	$(1.05)	$(1.47)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	26,017,329	24,728,701	25,532,415	24,514,820

NeuroPace, Inc.
Condensed Balance Sheets
(unaudited)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2023	2022
Assets
Current assets
Cash and cash equivalents	$9,717	$6,605
Short-term investments	51,631	70,804
Accounts receivable	11,279	7,482
Inventory	9,759	9,712
Prepaid expenses and other current assets	1,588	3,111
Total current assets	83,974	97,714
Property and equipment, net	949	1,064
Operating lease right-of-use asset	13,774	14,838
Restricted cash	122	122
Deferred offering costs	466	347
Other assets	15	21
Total assets	$99,300	$114,106
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,207	$2,147
Accrued liabilities	10,036	7,414
Operating lease liability	1,572	1,415
Total current liabilities	12,815	10,976
Long-term debt	55,889	52,913
Operating lease liability, net of current portion	14,233	15,440
Total liabilities	82,937	79,329
Stockholders’ equity
Common stock, $0.001 par value	26	25
Additional paid-in capital	513,946	506,713
Accumulated other comprehensive loss	—	(1,108)
Accumulated deficit	(497,609)	(470,853)
Total stockholders’ equity	16,363	34,777
Total liabilities and stockholders’ equity	$99,300	$114,106